EXHIBIT 16.1

October 31, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: Hawkeye Systems, Inc.

File Ref. No. 000-56332

We have read the statements made by Hawkeye Systems, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Hawkeye Systems, Inc. Form 8-K report dated October 31, 2023. We agree with the statements that pertain to Reliant CPA PC in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

Reliant CPA PC

Newport Beach, CA